SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter Fiscal 2015 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its third quarter of fiscal year 2015, which ended June 30, 2015.
Third Quarter

•	Net sales from continuing operations in third quarter fiscal 2015 decreased 7.4% to $28.7 million, compared to $31.0 million in third quarter fiscal 2014.

•	Loss from continuing operations before income tax provision in third quarter fiscal 2015 was $1.5 million compared with income of $2.6 million in third quarter fiscal 2014.

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Loss from continuing operations for third quarter fiscal 2015 was $1.0 million, or $0.19 per diluted share, compared with income of $2.0 million, or $0.37 per diluted share, in third quarter fiscal 2014.

First Nine Months

•	Net sales from continuing operations in the first nine months of fiscal 2015 decreased 15.3% to $73.4 million, compared to $86.7 million in the comparable period in fiscal 2014.

•	Loss from continuing operations before income tax provision in the first nine months of fiscal 2015 was $4.6 million compared with income of $6.6 million in the comparable period in fiscal 2014.

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Loss from continuing operations in the first nine months of fiscal 2015 was $3.2 million, or $0.59 per diluted share, compared with income of $4.6 million, or $0.86 per diluted share, in the comparable period in fiscal 2014.

Chairman and CEO Michael S. Lipscomb stated, “Our operations team has done an excellent job of addressing the challenges that the Company faced in the first half of the year.  The Company’s results in Q3 reflect the highest quarterly sales and gross margin percentage year to date.  If you adjust for the $1.8 million in transaction costs we booked in Q3 related to the C*Blade acquisition, the Company also realized its highest quarterly net income on a year to date basis.  While we know there are continued challenges in our businesses, we’re confident that the improvements that we saw in Q3 will continue into Q4.  We also look forward to the added benefit of having C*Blade as part of the SIFCO family.”

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.
The Company's Form 10-K for the year ended September 30, 2014 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.
The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.

Third Quarter Ended June 30
(Amounts in thousands, expect per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Net sales	$28,717	$30,999	$73,412	$86,696
Cost of goods sold	23,750	23,977	61,742	68,118
Gross profit	4,967	7,022	11,670	18,578
Selling, general and administrative expenses	5,863	3,927	14,793	10,512
Amortization of intangible assets	520	545	1,560	1,635
Loss (gain) on disposal of operating assets	61	(1)	63	(3)
Operating income (loss)	(1,477)	2,551	(4,746)	6,434
Interest income	(3)	(4)	(10)	(14)
Interest expense	83	45	191	181
Foreign currency exchange (gain) loss, net	109	(2)	52	4
Other income, net	(180)	(108)	(394)	(325)
Income (loss) from continuing operations before income tax provision (benefit)	(1,486)	2,620	(4,585)	6,588
Income tax provision (benefit)	(479)	637	(1,373)	1,940
Income (loss) from continuing operations	(1,007)	1,983	(3,212)	4,648
Income (loss) from discontinued operations, net of tax	—	(76)	736	(368)
Net income (loss)	$(1,007)	$1,907	$(2,476)	$4,280

Income (loss) per share from continuing operations
Basic	$(0.19)	$0.37	$(0.59)	$0.86
Diluted	$(0.19)	$0.37	$(0.59)	$0.86

Income (loss) per share from discontinued operations, net of tax
Basic	$—	$(0.01)	$0.14	$(0.07)
Diluted	$—	$(0.01)	$0.14	$(0.07)

Net income (loss) per share
Basic	$(0.19)	$0.36	$(0.45)	$0.79
Diluted	$(0.19)	$0.36	$(0.45)	$0.79

Weighted-average number of common shares (basic)	5,448	5,413	5,435	5,399
Weighted-average number of common shares (diluted)	5,454	5,431	5,449	5,420

Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com